Exhibit 99.1

NEWS RELEASE

For more information contact:
Joe Bedewi
Chief Financial Officer
Lattice Semiconductor Corporation
503-268-8000

David Pasquale
Global IR Partners
914-337-8801
lscc@globalirpartners.com

LATTICE SEMICONDUCTOR REPORTS FOURTH QUARTER 2012 RESULTS

Financial Highlights:

•	Revenue of $65.9 million, a decrease of 7.1% from $70.9 million in 3Q12 and a decrease of 6.1% from $70.2 million in 4Q11.

•	Gross margin of 54.2%, compared to 54.4% in 3Q12 and 57.7% in 4Q11.

•
Net loss of $0.06 per basic and diluted share, compared to net loss of $0.02 per basic and diluted share in 3Q12 and net income of $0.34 per diluted share in 4Q11. 4Q12 financial results included a $0.4 million ($0.00 per basic and diluted share) income tax expense, $0.8 million of amortization expense from acquired intangibles and $5.4 million of restructuring related charges. 3Q12 financial results included a $1.9 million ($0.02 per basic and diluted share) tax expense, $0.7 million of amortization expense from acquired intangibles and no restructuring related charges.

HILLSBORO, OR - January 24, 2013 - Lattice Semiconductor Corporation (NASDAQ: LSCC) today announced financial results for the fiscal fourth quarter ended December 29, 2012.

For the fourth quarter, revenue was $65.9 million, a decrease of 7.1% from $70.9 million reported in the prior quarter, and a decrease of 6.1% from the $70.2 million reported in the same quarter a year ago. FPGA revenue for the fourth quarter was $20.9 million, a decrease from the $26.1 million reported in the prior quarter, and a slight decrease from the $22.1 million reported in the same quarter a year ago. PLD revenue for the fourth quarter was $45.0 million, essentially flat with the $44.8 million reported in the prior quarter, and a decrease from the $48.1 million reported in the same quarter a year ago.

Net loss for the fourth quarter was $7.2 million ($0.06 per basic and diluted share), which includes a tax expense of $0.4 million, amortization expense from acquired intangibles of $0.8 million and restructuring charges of $5.4 million, compared to prior quarter net loss of $2.2 million ($0.02 per basic and diluted share) and net income of $40.9 million ($0.34 per diluted share) reported in the same quarter a year ago. Third quarter of 2012 results included a tax provision of $1.9 million ($0.02 per basic and diluted share) and $0.7 million of amortization expense from acquired intangibles. Fourth quarter of 2011 results included a tax benefit of $35.1 million ($0.29 per diluted share), $0.5 million of acquisition related charges and $1.1 million ($0.01 per diluted share) of restructuring charges.

Darin G. Billerbeck, President and Chief Executive Officer, said, “Results for the fourth quarter of 2012 were in line with our revised guidance and reflect the continued challenging macro environment worldwide. Weakness was broad based across nearly all end markets and geographies except for the consumer market. Based on customer and market forecasts, we expect to see some improvement in the communications and other markets throughout 2013. We continue to gain traction in the consumer and mobile consumer markets led by our iCE products. We have shipped more than 15 million iCE40 devices, making this our fastest ramping product.”

Joe Bedewi, Corporate Vice President and Chief Financial Officer, added, “Gross Margin came in at 54.2%, which was at the high end of our original guidance. We continue to drive additional cost reductions in operations and materials purchases, which we believe will continue to deliver benefits as we move through 2013. Operating expenses were approximately $42.1 million, which included $5.4 million in restructuring charges. This is approximately $0.9 million below our original guidance. We expect to see the benefits of our restructuring actions in the first quarter of 2013 and beyond. Finally, during the quarter we repurchased approximately 1.3 million shares at a cost of approximately $5.2 million. During 2012, we repurchased approximately 4.1 million shares at a cost of approximately $17.5 million.”

Fourth Quarter 2012 Business Highlights:

•
Shipped 15 Millionth iCE FPGA: Shipments of Lattice's iCE FPGA devices, including its flagship ultra-low density iCE40™ FPGA family, reached 15 million. This success reflects widespread adoption of the iCE40 devices for use in mobile consumer applications, which represent the overwhelming majority of device shipments.

•
Awarded “Digital Semiconductor Product of the Year”: Lattice's ultra-low density iCE40™ FPGA family was named "Digital Semiconductor Product of the Year" as part of the 2012 Elektra European Electronics Industry Awards, which recognize the achievements of individuals and companies across Europe.

•
New Security & Surveillance Solutions Showcased: Lattice demonstrated several new FPGA-based camera designs at the China Security Expo in Beijing‚ China in the fourth quarter, including several camera solutions developed in conjunction with Lattice partner organizations.

Business Outlook - First Quarter 2013:

•	Revenue is expected to decline approximately 2% to 4% on a sequential basis.

•	Gross margin percentage is expected to be approximately 54% plus or minus 2%.

•	Total operating expenses are expected to be approximately $35.5 million, including approximately $0.5 million in restructuring charges.

Investor Conference Call / Webcast Details:

Lattice Semiconductor will review the Company's financial results for the fourth quarter of 2012 and business outlook for the first quarter of 2013 on Thursday, January 24, 2013 at 5:00 p.m. EST. The conference call-in number is 1-888-286-6281 or 1-706-643-3761 with conference identification number 85626515. A live webcast of the conference call will also be available on Lattice's website at www.latticesemi.com. The Company's financial guidance will be limited to the comments on its public quarterly earnings call and the public business outlook statements contained in this press release.

A replay of the call will be available approximately two hours after the conclusion of the live call through 11:59 p.m. EST on January 31, 2013, by telephone at 1-404-537-3406. To access the replay, use conference identification number 85626515. A webcast replay will also be available on Lattice's investor relations website at www.latticesemi.com.

Forward-Looking Statements Notice:

The foregoing paragraphs contain forward-looking statements that involve estimates, assumptions, risks and uncertainties. Such forward-looking statements include statements relating to: our business outlook, including those statements under the heading “Business Outlook - First Quarter 2013” relating to expected revenue, gross margin, total operating expenses, and projected restructuring charges, the expected improvement in the communications and other markets throughout 2013; our ability to gain traction in the communications and mobile consumer markets; our belief that additional cost reductions in operations and materials purchases will continue to deliver benefits as we move through 2013; our expectation that we will see the benefits of our restructuring actions in the first quarter of 2013 and beyond. Other forward-looking statements may be indicated by words such as “will,” “could,” “should,” “would,” “expect,” “plan,” “anticipate,” “intend,” “forecast,” “believe,” “estimate,” “predict,” “propose,” “potential,” “continue” or the negative of these terms or other comparable terminology. Lattice believes the factors identified below could cause actual results to differ materially from the forward-looking statements.

Estimates of future revenue are inherently uncertain due to, among other things, the high percentage of quarterly “turns” business. In addition, revenue is affected by such factors as global economic conditions, which may affect customer demand, pricing pressures, competitive actions, the demand for our Mature, Mainstream and New products, and in particular our MachXO™ and LatticeECP3™ devices, the ability to supply products to customers in a timely manner, changes in our distribution relationships, or the volatility of our consumer business. Actual gross margin percentage and operating expenses could vary from the estimates on the basis of, among other things, changes in revenue levels, changes in product pricing and mix, changes in wafer, assembly, test and other costs, including commodity costs, variations in manufacturing yields, the failure to sustain operational improvements, the actual amount of compensation charges due to stock price changes. Further, the impact of any restructuring, including the restructuring actions undertaken during the fourth quarter of 2012, will depend on, among other factors, the final actions taken, negotiation of related expenses with third parties, the timing of restructuring activities and the ability of the Company to successfully reallocate functions formerly addressed by the employees and other resources eliminated in the restructuring. Any unanticipated declines in revenue or gross margin, any unanticipated increases in our operating expenses or unanticipated charges could adversely affect our profitability.

In addition to the foregoing, other factors that may cause actual results to differ materially from the forward-looking statements in this press release include global economic uncertainty, overall semiconductor market conditions, market acceptance and demand for our new products, the Company's dependencies on its silicon wafer suppliers, the impact of competitive products and pricing, technological and product development risks, and the other risks that are described in this press release and that are otherwise described from time to time in our filings with the Securities and Exchange Commission. The Company does not intend to update or revise any forward-looking statements, whether as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

About Lattice Semiconductor:

Lattice is a service-driven developer of innovative low cost, low power programmable design solutions. For more information about how our FPGA, CPLD and programmable power management devices help our customers unlock their innovation, visit www.latticesemi.com. You can also follow us via Twitter, Facebook, or RSS.

# # #

Lattice Semiconductor Corporation, Lattice (& design), L (& design), iCE40 and specific product designations are either registered trademarks or trademarks of Lattice Semiconductor Corporation or its subsidiaries in the United States and/or other countries.

GENERAL NOTICE: Other product names used in this publication are for identification purposes only and may be trademarks of their respective holders.

Lattice Semiconductor Corporation
Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended			Year Ended
	December 29, 2012	September 29, 2012	December 31, 2011	December 29, 2012	December 31, 2011
Revenue	$65,875	$70,889	$70,170	$279,256	$318,366
Costs and expenses:
Cost of products sold	30,202	32,341	29,707	128,499	129,769
Research and development	18,655	20,446	16,085	77,610	71,855
Selling, general and administrative	17,269	17,720	17,121	72,317	68,838
Acquisition related charges (1)	760	729	536	4,178	536
Restructuring (2)	5,375	—	1,097	6,018	6,079
	72,261	71,236	64,546	288,622	277,077
(Loss) income from operations	(6,386)	(347)	5,624	(9,366)	41,289
Other (expense) income, net	(341)	88	255	505	1,434
(Loss) income before provision (benefit) for income taxes	(6,727)	(259)	5,879	(8,861)	42,723
Provision (benefit) for income taxes (3)	448	1,916	(35,066)	20,745	(35,509)
Net (loss) income	$(7,175)	$(2,175)	$40,945	$(29,606)	$78,232

Net (loss) income per share (4):
Basic	$(0.06)	$(0.02)	$0.35	$(0.25)	$0.66
Diluted	$(0.06)	$(0.02)	$0.34	$(0.25)	$0.65

Shares used in per share calculations (4):
Basic	115,943	116,785	117,528	117,194	117,875
Diluted	115,943	116,785	120,473	117,194	121,139
______________________
Notes:

(1)
The Company recorded consulting, legal costs, severance related integration costs and amortization of intangible assets associated with the acquisition of SiliconBlue from the acquisition date, December 16, 2011 through fiscal 2012.

(2)	Represents costs and adjustments incurred related to the corporate restructuring plans announced on October 12, 2012 and April 21, 2011.

(3)	The tax provision for the year ended December 29, 2012 reflects our new global tax structure and the resulting intercompany sale of inventory and fixed assets.

(4)
For the three and twelve month periods in fiscal 2012, the computation of diluted earnings per share excludes the effects of stock options, restricted stock units and ESPP shares as they are antidilutive. For the three and twelve month periods in fiscal 2011, the computation of diluted earnings per share includes the effects of stock options and restricted stock units as they are dilutive. ESPP shares are included if dilutive.

Lattice Semiconductor Corporation
Consolidated Balance Sheets
(in thousands)
(unaudited)

	December 29, 2012	December 31, 2011
Assets
Current assets:
Cash, cash equivalents and short-term marketable securities	$183,401	$210,134
Accounts receivable, net	46,947	36,993
Inventories	44,194	37,278
Other current assets	12,806	16,200
Total current assets	287,348	300,605

Property and equipment, net	40,384	40,430
Long-term marketable securities	4,717	6,946
Other long-term assets	6,854	11,628
Intangible assets, net of amortization	15,430	18,377
Goodwill	44,808	44,808
Deferred income taxes	29,218	45,130
	$428,759	$467,924

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and other accrued liabilities	$42,540	$41,215
Deferred income and allowances on sales to sell-through distributors	10,553	10,761
Total current liabilities	53,093	51,976

Other long-term liabilities	18,116	22,387
Total liabilities	71,209	74,363

Stockholders' equity	357,550	393,561
	$428,759	$467,924

Lattice Semiconductor Corporation
- Supplemental Historical Financial Information -

	4Q12	3Q12	4Q11
Operations Information
Percent of Revenue
Gross Margin	54.2%	54.4%	57.7%
R&D Expense	28.3%	28.8%	22.9%
SG&A Expense	26.2%	25.0%	24.4%

Depreciation and amortization (in thousands)	5,987	5,892	4,084
Capital expenditures (in thousands)	2,363	3,156	4,309
Stock compensation expense (in thousands)	1,757	2,075	1,588
Restructuring and severance related charges (in thousands)	5,299	1,195	1,124
Taxes paid (cash, in thousands)	172	333	99

Balance Sheet Information
Current Ratio	5.4	5.7	5.8
A/R Days Revenue Outstanding	64	71	47.4
Inventory Months	4.4	3.5	3.2

Revenue% (by Product Family)
PLD	68%	63%	69%
FPGA	32%	37%	31%

Revenue% (by Product Classification)
New	29%	26%	12%
Mainstream	53%	54%	58%
Mature	18%	20%	30%

Revenue% (by Geography)
Asia	69%	69%	64%
Europe (incl. Africa)	16%	18%	19%
Americas	15%	13%	17%

Revenue% (by End Market)
Communications	41%	47%	42%
Industrial & Other	28%	27%	30%
Consumer	20%	14%	13%
Computing	11%	12%	15%

Revenue% (by Channel)
Sell-through distribution	55%	56%	65%
Direct	45%	44%	35%

New: LatticeECP3, MachXO2, Power Manager II, and iCE40
Mainstream: ispMACH 4000ZE, ispMACH 4000/Z, LatticeSC, LatticeECP2/M, LatticeECP, LatticeXP2, LatticeXP, MachXO, ispClock A/D/S, Software and IP
Mature: ispXPLD, ispXPGA, FPSC, ORCA 2, ORCA 3, ORCA 4, ispPAC, isplsi 8000V, ispMACH 5000B, ispMACH 2LV, ispMACH 5LV, ispLSI 2000V, ispLSI 5000V, ispMACH 5000VG, all 5-volt CPLDs, ispGDX2, GDX/V, ispMACH 4/LV, iCE65, ispClock, Power Manager I, all SPLDs
* Product categories are modified as appropriate relative to our portfolio of products and the generation within each major product family. New products consist of our latest generation of products, while Mainstream and Mature are older or based on unique late stage customer-based production needs. Generally, product categories are adjusted every two to three years, at which time prior periods are reclassified to conform to the new categorization. In the first fiscal quarter 2012 we reclassified our New, Mainstream and Mature product categories to better reflect our current product portfolio.